                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. ___)

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               CORVEL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

          ---------------------------------------------------------------------

                                                                   [CORVEL LOGO]

July 7, 2000



Dear CorVel Stockholder:

We are pleased to invite you to our 2000 Annual Meeting which will be held at the offices of the Company, 2010 Main Street, Suite 1020, Irvine, California, on Thursday, August 3, 2000, at 1:00 p.m. Pacific Daylight Time. The Annual Meeting will begin with a report on the Company's progress, followed by a discussion and stockholder questions. Voting on election of directors and other matters is also scheduled. The items to be voted on are addressed in the enclosed Notice of Annual Meeting of Stockholders and Proxy Statement.

Several significant milestones reached in fiscal 2000 deserve special mention:

- CorVel reported record revenues of $187 million for the fiscal year ended March 31, 2000, representing an increase of approximately 13% over the $166 million in revenues in fiscal 1999.

- CorVel launched its B2B e-commerce business unit, Care(MC), focused upon healthcare and claims needs of insurers and employers managing employee absences and disability insurance losses at http://www.caremc.com.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please complete and mail the enclosed proxy card to ensure that your shares will be represented. A postage pre-paid envelope has been provided for your convenience.

We look forward to seeing you at our meeting.




                                          Sincerely,


                                          /s/ V. GORDON CLEMONS
                                          --------------------------------------
                                          V. Gordon Clemons,
                                          Chairman of the Board, Chief Executive
                                          Officer and President

                               CORVEL CORPORATION

              ----------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 AUGUST 3, 2000

              ----------------------------------------------------



To the Stockholders of CorVel Corporation:

Notice is hereby given that the 2000 Annual Meeting of Stockholders of CorVel Corporation, will be held at the Company's offices, at 2010 Main Street, Suite 1020, Irvine, California, on Thursday, August 3, 2000, at 1:00 p.m. Pacific Daylight Time for the following purposes:

        1. To elect five directors to serve until the 2001 Annual Meeting;

        2. To approve the appointment of Ernst & Young LLP as independent auditors of the Company for fiscal 2001; and

        3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The close of business on June 15, 2000 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. Only stockholders of record at such time will be so entitled to vote.

You are cordially invited to attend the Annual Meeting in person. Even if you plan to attend the Annual Meeting, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD in the enclosed, self-addressed, postage pre-paid envelope. It will assist us in keeping down the expenses of the Annual Meeting if all stockholders return their signed proxies promptly, whether they own a few shares or many shares.

A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK MUST BE REPRESENTED AT THE ANNUAL MEETING IN ORDER TO CONSTITUTE A QUORUM. PLEASE RETURN YOUR PROXY CARD IN ORDER TO ENSURE THAT A QUORUM IS OBTAINED AND TO AVOID THE ADDITIONAL COST TO THE COMPANY OF ADJOURNING THE ANNUAL MEETING AND RESOLICITING PROXIES.



                            YOUR VOTE IS IMPORTANT.


By order of the Board of Directors,
RICHARD J. SCHWEPPE
Secretary
Irvine, California
July 7, 2000

                               CORVEL CORPORATION
                             ----------------------

                                 PROXY STATEMENT

                           --------------------------


This Proxy Statement and the enclosed proxy card are furnished in connection with the 2000 Annual Meeting of Stockholders (the "Annual Meeting") of CorVel Corporation (the "Company") which will be held at the Company's offices located at 2010 Main Street, Suite 1020, Irvine, California, on Thursday, August 3, 2000, at 1:00 p.m. Pacific Daylight Time. Stockholders of record at the close of business on June 15, 2000, are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

On June 15, 2000, there were 7,665,636 shares of Common Stock, $.0001 par value per share (the "Common Stock") outstanding. Each share of Common Stock is entitled to one vote on all matters brought before the Annual Meeting.

A majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum. The Company's inspector of elections for the Annual Meeting will count as present abstentions and so-called "broker non-votes" (i.e., shares held by a broker or other nominee having discretionary power to vote on some matters but not others) for purposes of determining whether a quorum exists for the transaction of business at the Annual Meeting. Abstentions are also counted in tabulating the total number of votes cast on matters voted on by the stockholders at the Annual Meeting. Broker non-votes are not counted for purposes of determining either the number of votes cast on any matter voted on by the stockholders or whether such matter has been approved.

If the enclosed proxy card is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy card does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the directors proposed by the Board unless the authority to vote for the election of such directors is withheld and, if no contrary instructions are given, the proxy will be voted FOR the approval of the selection of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending March 31, 2001. In their discretion, the proxies named on the proxy card will be authorized to vote upon any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof.

The proxy is being solicited by the Company's Board of Directors (the "Board") and is revocable at any time prior to its exercise. A proxy may be revoked by delivery of a written revocation to the Secretary of the Company, by presentation of a subsequent proxy card, properly signed, or by attendance at the Annual Meeting and voting in person.

This Proxy Statement, the enclosed proxy card and the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2000, are scheduled to be mailed commencing on or about July 7, 2000 to stockholders of record on June 15, 2000.

The principal executive offices of the Company are located at 2010 Main Street, Suite 1020, Irvine, California 92614. The Company's telephone number is (949) 851-1473.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

A board of five directors is to be elected at the Annual Meeting. The Company's Certificate of Incorporation provides that each director will serve for a term ending on the date of the Company's next annual meeting. The foregoing notwithstanding, directors will serve until their successors have been duly elected and qualified or until they resign, become disqualified or disabled, or are otherwise removed.

The enclosed proxy will be voted, unless authority is withheld or the proxy is revoked, only for the election of each of the nominees for election named below to hold office until the date of the Company's 2001 Annual Meeting of Stockholders or until his successor has been duly elected and qualified or until he resigns, becomes disqualified or disabled, or is otherwise removed. Each such nominee is currently serving as a director and has indicated his willingness to continue to serve as a director if elected. In the unanticipated event that any such nominee becomes unable or declines to serve at the time of the Annual Meeting, the proxies will be voted for a substitute person nominated by the Board.

DIRECTORS AND NOMINEES

The names and certain information about the nominees for director are set forth below:

NAME                                 AGE         POSITION
----                                 ---         --------
V. Gordon Clemons                    56          Chairman of the Board, Chief
                                                 Executive Officer and President
Peter E. Flynn (1)                   40          Director
Steven J. Hamerslag (1) (2)          44          Director
R. Judd Jessup (1) (2)               52          Director
Jeffrey J. Michael (2)               43          Director

----------------

(1)  Member of the Audit Committee.

(2)  Member of the Compensation Committee.


Mr. Clemons joined the Company as President and Chief Executive Officer in January 1988 and became Chairman of the Board in April 1991. Mr. Clemons was President of Caremark, Inc., the then largest home intravenous therapy company in the United States, from May 1985 to September 1987, at which time the company was purchased by Baxter International, Inc. From 1981 to 1985, Mr. Clemons was President of INTRACORP, a subsidiary of CIGNA Corporation. Mr. Clemons has 24 years of experience in the health care and insurance industries. Mr. Clemons has served on the board of Omnicell Technologies, Inc., a provider of hospital supply and pharmaceutical systems, since December 1995.

Mr. Flynn has served as a director of the Company since May 1991. Mr. Flynn has been Executive Vice President and Secretary of Corstar Holdings, Inc. ("Corstar"), a holding company owning businesses engaged in voice and data connectivity and networking products and services, since December 1999. Mr. Flynn served as the Executive Vice President and Secretary of ENStar, Inc. ("ENStar"), a holding company owning businesses engaged in voice and data connectivity and networking products and services, from February 1997 until December 1999, when ENStar merged with Americable, Inc. ("Americable"), formerly a wholly-owned subsidiary of ENStar, and completed a name change to Corstar. Mr. Flynn also served as President of Americable from June 1997 until December 1999. In connection with certain transactions (collectively the "Reorganization") consummated in January 1997 pursuant to a reorganization agreement, North Star Universal, Inc. ("North Star"), transferred to ENStar certain of its assets including its shares of the Company. Pursuant to the Reorganization, ENStar ceased to be a subsidiary of North Star and became a publicly traded company. From December 1990 to February 1997, Mr. Flynn was Executive Vice President, Chief Financial Officer and Secretary of North Star. From April 1989 to December 1990, Mr. Flynn was the Treasurer of North Star.

Mr. Hamerslag has served as a director of the Company since May 1991. Mr. Hamerslag has been the President & Chief Executive Officer of Jfax.com since January 2000. Mr. Hamerslag served as the Vice-Chairman of MTI Technology Corporation ("MTI"), a manufacturer of computer peripherals and network management software, from April 1996 to May 1998. Mr. Hamerslag was also the President and Chief Executive Officer of MTI from 1987 to April 1996.

Mr. Jessup has served as a director of the Company since August 1997. Mr. Jessup was President of the HMO Division of FHP International Corporation ("FHP"), a diversified health care services company, from 1994 to 1996. From 1987 to 1994, Mr. Jessup was President of TakeCare, Inc., a publicly traded HMO operating in California, Colorado, Illinois and Ohio, until it was acquired by FHP. Mr. Jessup has 27 years of experience in the health care and managed care industries. Mr. Jessup served as President of the California Association of HMOs for two years and as a director for four years. Mr. Jessup has been a director of ADESSO Specialty Services, Inc., a specialist network management company, since April 1998, and eBioCare.com (formerly Mellenium Health, Inc.), a disease management company, since May 1998. Mr. Jessup is also a director of Pacific Dental Benefits, a dental HMO, since November 1997, a director of US Laboratories, a pathology delivery company, since May 1998, and a director of NovaMed Eyecare Services since August 1998.

Mr. Michael has served as a director of the Company since September 1990. Mr. Michael has been the President, Chief Executive Officer and a director of Corstar (formerly ENStar) since March 1996. Mr. Michael was an initial director and officer (serving as President and Secretary) of ENStar at the time it was organized by North Star in December 1995. Prior to the Reorganization, Mr. Michael served as President and Chief Executive Officer of North Star from December 1990 until February 1997 and a director of North Star from May 1987 until February 1997. From April 1989 to December 1990 Mr. Michael was the Vice President-Finance of North Star. Mr. Michael has been a director of Michael Foods, Inc., a food processing and distribution company formerly affiliated with North Star, since April 1990, and a director of Michael-Curry Companies, Inc. from January 1993 until December 1998. Mr. Michael has also been a director of Centuple Communications, Inc., a communications company, since August 1997.

BOARD MEETINGS AND COMMITTEES

During fiscal 2000, the Board held four meetings. Each of the present directors standing for re-election at the Annual Meeting attended at least 75% of the meetings of the Board and the committees of the Board of which they are members.

The committees of the Board include the Audit Committee and the Compensation Committee. The Board does not have a nominating committee. Although there are no formal procedures for stockholders to nominate persons for election as directors, the Board will consider nominations from stockholders, which should be addressed to Richard Schweppe, Secretary of the Company, at the Company's address set forth above.

The Audit Committee is primarily responsible for approving the services performed by the Company's independent accountants and reviewing the Company's accounting practices and system of internal accounting controls. The Audit Committee currently consists of Messrs. Flynn, Hamerslag, and Jessup. The Audit Committee met once during fiscal 2000.

The Compensation Committee is responsible for recommending and reviewing the compensation, including perquisites, of the Company's employees and for administering the Company's employee stock option and stock purchase plans. The Compensation Committee consists of Messrs. Hamerslag, Jessup, and Michael. The Compensation Committee met four times during fiscal 2000.

COMPENSATION OF DIRECTORS

The Company pays each non-employee director an amount equal to $2,000 plus travel expenses for each Board meeting attended. The directors do not receive fees for telephonic meetings.

Each individual who first becomes a non-employee member of the Board at any time on or after August 5, 1993 and who has not previously been in the employ of the Company, will receive an automatic option grant for 10,000 shares of Common Stock under the Company's Restated 1988 Executive Stock Option Plan, as amended (the "Option Plan"). In addition, each non-employee director who continues to serve as a non-employee Board member after one or more annual stockholder meetings commencing with the 1993 Annual Meeting, will be granted at that meeting, whether or not such individual has been in the prior employ of the Company, an option to purchase 3,000 shares of Common Stock, provided such individual has been a non-employee member of the Board for at least six months. Accordingly, as a non-employee director who was re-elected at the 1999 Annual Meeting each of Messrs. Flynn, Hamerslag, Jessup and Michael received an option to purchase 3,000 shares of Common Stock on August 5, 1999, (the date of the 1999 Annual Meeting), with an exercise price of $ 22.25. In addition, each of Messrs. Flynn, Hamerslag, Jessup, and Michael, will be granted an option to purchase an additional 3,000 shares of Common Stock on the date of the 2000 Annual Meeting at an exercise price equal to the fair market value of the stock on such date, provided such individual is re-elected as a director at the Annual Meeting.

STOCKHOLDER APPROVAL

Directors are elected by a plurality of the votes present or represented at the Annual Meeting. The five nominees receiving the highest number of affirmative votes cast at the Annual Meeting will be the elected directors of the Company.

THE BOARD RECOMMENDS A VOTE FOR EACH OF THE NOMINEES NAMED ABOVE OR HIS SUBSTITUTE AS DESCRIBED ABOVE.

                                   PROPOSAL 2

                     RATIFICATION OF APPOINTMENT OF AUDITORS

The accounting firm of Ernst & Young LLP served as the independent auditors for the Company for the fiscal year ended March 31, 2000. The Board has selected Ernst & Young LLP as the Company's independent auditors for the fiscal year ending March 31, 2001 and has further directed that the selection of the auditors be submitted for ratification by the stockholders at the Annual Meeting. Neither Ernst & Young LLP nor any of its members has any relationship with the Company or any of its affiliates except in the firm's capacity as the Company's auditors. The affirmative vote of a majority of the shares of the Company's common stock represented and voted at the Annual Meeting is required for approval of the appointment of Ernst & Young LLP as the Company's independent auditors.

Stockholder ratification of the appointment of Ernst & Young LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment by an affirmative vote of the holders of a majority of the Common Stock present or represented at the meeting and entitled to vote thereat, the Audit Committee and the Board will reconsider whether to retain that firm as the Company's independent auditors. Even if the appointment is ratified, the Audit Committee and the Board in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interest of the Company and its stockholders.

THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

                                  OTHER MATTERS

Management does not know of any other matters to be brought before the Annual Meeting. If any other matter is properly presented for consideration at the Annual Meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters.

                             PRINCIPAL STOCKHOLDERS

The following table sets forth certain information known to the Company as of May 31, 2000 with respect to beneficial ownership of the Company's Common Stock by (i) each person (or group of affiliated persons) who is known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock, (ii) each director and/or nominee for director, (iii) the Chief Executive Officer and each other Named Executive Officer of CorVel (as such term is defined below under the caption "Summary of Cash and Certain Other Compensation"), and (iv) all current directors and executive officers as a group, together with the approximate percentages of outstanding Common Stock owned by each of them. The following table is based upon information supplied by directors, executive officers and principal stockholders, and Schedule 13Gs filed with the Securities and Exchange Commission. Except as otherwise noted, the persons named in the following table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.


NAME AND ADDRESS OF                           AMOUNT OF COMMON                 PERCENTAGE OF COMMON
BENEFICIAL OWNER                          STOCK BENEFICIALLY OWNED         STOCK BENEFICIALLY OWNED (1)
-------------------                       ------------------------         ----------------------------
CORSTAR HOLDINGS, INC.                          1,984,592 (2)                         25.8%
   Jeffrey J. Michael
   6479 City West Parkway
   Eden Prairie, MN  55344

V. GORDON CLEMONS                                759,519 (3)                           9.9%
   2010 Main Street, Suite 1020
   Irvine, CA  92614

FMR CORPORATION                                  752,000 (4)                           9.8%
   82 Devonshire Street
   Boston, MA  02109

OPPENHEIMER CAPITAL                              587,156 (5)                           7.6%
   Oppenheimer Tower
   1345 Avenue of the Americas
   New York, NY 10105

KESTREL INVESTMENT MANAGEMENT CORP.              528,500 (6)                           6.9%
   Abbott J. Keller
   Daniel J. Steinman
   411 Borel Avenue, Suite 403
   San Mateo, CA  94402

WASATCH ADVISORS, INC.                           456,350 (7)                           6.0%
   150 Social Hall Avenue
   Salt Lake City, UT 84111

DANIEL H. DAVIS                                  154,770 (8)                           2.0%

LOUIS E. SILVERMAN                               58,792 (9)                             *

R. JUDD JESSUP                                   43,750 (10)                            *

STEVEN J. HAMERSLAG                              28,500 (11)                            *

PETER E. FLYNN                                   28,100 (12)                            *

All executive officers and                    1,141,646 (13)                         14.6%
directors as a group
(8 individuals)

-----------------

*Less than 1%

(1) Applicable percentage ownership is based on 7,665,636 shares of Common Stock outstanding as of May 31, 2000, which excludes a total of 2,428,840 shares repurchased by the Company in accordance with the Stock Repurchase Program described below under the caption "Certain Transactions" and held by the Company in the treasury. Any securities not outstanding but which are subject to options exercisable within 60 days of May 31, 2000, are deemed outstanding for the purpose of computing the percentage of outstanding Common Stock beneficially owned by any person holding such options but are not deemed outstanding for the purpose of computing the percentage of Common Stock beneficially owned by any other person.

(2) Includes 1,950,000 shares owned by Corstar, 21,092 shares owned directly by Mr. Michael, a director of Corstar and the Company, and 13,500 shares subject to options held by Mr. Michael that are exercisable within 60 days of May 31, 2000. Mr. Michael is the President and Chief Executive Officer and a stockholder of Corstar. In addition, Mr. Michael is the managing general partner of the 3J2R Limited Partnership and both a general and limited partner of the 4J2R1C Limited Partnership, both of which are stockholders of Corstar. Based on the foregoing, Mr. Michael may be deemed to share beneficial ownership of the shares of the Company's Common Stock held by Corstar. Mr. Michael disclaims such beneficial ownership except to the extent of any indirect pecuniary interest therein.

(3) Includes 757,469 shares owned by Mr. Clemons directly and 2,050 shares owned indirectly by Mr. Clemons as custodian for his child who shares the same primary residence.

(4) According to the Schedule 13G of Fidelity Management & Research Company ("Fidelity") dated February 14, 2000, Fidelity is a wholly-owned subsidiary of FMR Corp. and is an Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940. Edward C. Johnson, FMR Corp., through its control of Fidelity, and the funds each have sole power to dispose the shares, while power to vote the shares resides in the Fund's Board of Trustees.

(5) According to the Schedule 13G of Oppenheimer Capital ("Oppenheimer") dated February 10, 2000, Oppenheimer is an Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940, and shares investment power, along with its clients, with respect to the shares.

(6) According to the Schedule 13G of Kestrel Investment Management Corporation ("Kestrel") dated February 14, 2000, Abbott J. Keller and David J. Steinman are the sole shareholders of Kestrel, which is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 with sole investment power with respect to the shares.

(7) According to the Schedule 13G of Wasatch Advisors, Inc. ("Wasatch") dated February 11, 2000, Wasatch is an Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940, with sole investment power with respect to the shares.

(8) Includes 126,228 shares owned directly by Mr. Davis and 28,542 shares subject to options that are exercisable within 60 days of May 31, 2000.

(9) Consists of 58,792 shares subject to options held by Mr. Silverman that are exercisable within 60 days of May 31, 2000.

(10) Includes 38,000 shares owned directly by Mr. Jessup and 5,750 shares subject to options that are exercisable within 60 days of May 31, 2000.

(11) Includes 15,000 shares owned directly by Mr. Hamerslag and 13,500 shares subject to options that are exercisable within 60 days of May 31, 2000.

(12) Includes 14,000 shares owned directly by Mr. Flynn, 600 shares owned indirectly by Mr. Flynn as custodian for his children, and 13,500 shares subject to options that are exercisable within 60 days of May 31, 2000.

(13) Includes 988,814 shares owned directly or indirectly and 152,832 shares subject to options exercisable within 60 days of May 31, 2000 held by those officers and directors referenced above in footnotes 3, 8, 9, 10, 11 and 12, and one additional officer not referenced above who is an executive officer but not a Named Executive Officer.

                        EXECUTIVE OFFICERS OF THE COMPANY

NAME                           AGE         POSITION
----                           ---         --------
V. Gordon Clemons              56          Chairman of the Board, Chief Executive Officer and President
Daniel H. Davis                51          Vice President, Marketing & Business Development
Richard J. Schweppe            45          Chief Financial Officer and Secretary
Louis E. Silverman             41          Chief Operations Officer

Information regarding Mr. Clemons is included under the heading "Directors and Nominees."

Mr. Davis served as Vice President, Marketing and Business Development from April 1988 until June 15, 2000, at which time he transitioned from marketing responsibilities to a position dedicated to new business development for the Company.

Mr. Schweppe has been the Chief Financial Officer since April 1991 and Secretary since June 1995. From March 1988 to April 1991, Mr. Schweppe was the Director of Finance for the Company. From May 1983 to February 1988 Mr. Schweppe was the Manager, Technical Accounting for Caremark, Inc.

Mr. Silverman became Chief Operations Officer in August 1998. From June 1995 to August 1998, Mr. Silverman was Vice President, Operations. Mr. Silverman was Vice President, Eastern and California Operations from April 1994 to May 1995. Mr. Silverman joined the Company in March 1993 as Vice President, Eastern Operations. Prior to joining the Company, Mr. Silverman served as Vice President of Corporate Development from 1986 to 1990 and Vice President of California Operations from 1990 to 1993 of Office Specialists, a national temporary employment company. Mr. Silverman has 16 years of experience in service sector general management, including direct operating, acquisitions, and strategic planning responsibilities.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act") requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the National Association of Securities Dealers. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during fiscal year 2000, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION*

The Compensation Committee administers the Company's executive compensation programs. After consideration of the Compensation Committee's recommendations, the full Board reviews and approves the salaries of all elected officers, including those of the executive officers named in the Summary Compensation Table, which follows this report. The Compensation Committee is responsible for administering all other elements of executive compensation, including annual incentive awards and stock option grants under the Company's Option Plan for executive officers and other key employees.

GENERAL COMPENSATION GOALS

The design and implementation of all executive compensation arrangements are based on certain goals derived from Company values, business strategy and management requirements. These goals may be summarized as follows:

- Pay competitive salaries to attract, retain and motivate a highly competent executive team essential to the long-term success of the Company;

- Tie an individual's total compensation to individual and profit center performance and the financial success of the Company;

- Reward executives for long-term corporate success by facilitating their ability to acquire an ownership interest in the Company; and

- Align executives' financial interests with stockholder value.

FACTORS

Several of the more important factors, which were considered in establishing the components of each executive officer's compensation package for the 2000 fiscal year are summarized below. Additional factors were also taken into account, and the Compensation Committee may in its discretion apply entirely different factors, particularly different measures of financial performance, in setting executive compensation for future fiscal years. All compensation decisions will be designed to further the general compensation goals indicated above.

BASE SALARIES

Base salaries are targeted to be moderate yet competitive in relation to salaries commanded by those in similar positions with other companies in the same industry. The base salary for each executive officer is reviewed annually and is set on the basis of personal performance, the relative importance of the functions the officer performs, the scope of the officer's ongoing responsibilities, the salary levels in effect for comparable positions with the Company's principal competitors, and internal equity considerations. The weight given to each of these factors varies from individual to individual.

ANNUAL INCENTIVE AWARDS

Although the Company has a March 31 fiscal year end, it has calendar year budgets and annual incentive plans which are based on the calendar year. Incentive awards to the Chief Executive Officer and the other Named Executive Officers are shown in the "Bonus" column of the Summary Compensation Table, which follows this report. Annual bonuses are designed to reward personal contributions to the success of the Company and are earned under a structured formula that considers the following factors:

--------------------
*The material in this report is not "soliciting material", is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 Act, as amended ("1993 Act"), or the 1934 Act.

Company Profit Center Financial Performance

Each profit center of the Company submits a proposed annual operating budget including annual profit goals for review of and approval by the Chief Executive Officer of the Company in conjunction with ratification by the Committee. At the end of the calendar year, the Compensation Committee evaluates actual financial performance against these targets and actual revenue growth. The resulting performance evaluation dictates whether an increase or decrease in an executive's "normal" incentive compensation award is granted. For executive officers with operations responsibilities, the annual incentive award can range from zero to 70% of base salary depending upon performance as compared to budget. For executive officers with corporate staff responsibilities, such awards are based upon departmental objectives.

Individual Performance

Each executive has some portion of their annual bonus measured against individual goals ("MBOs") established for that person. The maximum amount that any executive may earn based on the MBO element is variable, with full achievement of MBOs resulting in a 75% payout and increasing up to 100% payout for achievement exceeding established MBOs. For executive officers with operations responsibilities, this element comprises a lesser percentage of the annual incentive award for the individual and for executive officers with corporate staff responsibilities, it comprises a greater percentage of the annual incentive award.

Discretionary Awards

The Compensation Committee also has the discretion under extraordinary circumstances to award bonuses based on a percentage of base salary.

STOCK OPTIONS

Stock option grants accomplish the third and fourth compensation objectives: to motivate executive officers to manage the business, to improve long-term Company performance and to align the interests of executive officers with stockholder value. Customarily, option grants are made with exercise prices equal to the fair market value of the shares on the grant date and will be of no value unless the market price of the Company's outstanding shares appreciates, thereby aligning a substantial part of the executive officer's compensation package with the return realized by the stockholders. The option generally vests over a period of four years, contingent upon the executive officer's continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if the officer remains employed by the Company and the market price of the underlying shares appreciates over the option term. The size of the option grant is designed to create a meaningful opportunity for stock ownership and is based upon the individual's current position with the Company, internal comparability with option grants made to other Company executives and the individual's potential for future responsibility and promotion over the option term. The Committee has established certain general guidelines in making option grants to the executive officers in an attempt to target a fixed number of unvested option shares based upon the individual's position with the Company and the officer's existing holdings of unvested options. However, the Committee does not adhere strictly to these guidelines and will occasionally vary the size of the option grant made to each executive officer as circumstances warrant.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

The annual base salary for the Company's Chief Executive Officer, Mr. Clemons, was established on January 26, 1988, when the Company and North Star entered into an employment agreement with Mr. Clemons. The agreement became effective on February 15, 1988 and has an indefinite term. The agreement provides Mr. Clemons with an annual salary of $250,000, payable in semi-monthly installments. Mr. Clemons may terminate the agreement at any time on four months notice and the Company may terminate the agreement with or without cause. If Mr. Clemons is terminated without cause, the Company is required to pay Mr. Clemons his then-current salary for one year after such termination, less any other employment compensation received by Mr.

Clemons during such one year period.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

Section 162(m) of the Code generally disallows a tax deduction to publicly-held corporations for compensation exceeding $1.0 million paid to certain of the corporation's executive officers. The limitation applies only to compensation, which is not considered to be performance-based. The non-performance based compensation to be paid to the Company's executive officers for fiscal 2000 did not exceed the $1.0 million limit per officer, nor is it expected that the non-performance based compensation to be paid to the Company's executive officers for fiscal 2000 will exceed that limit. The Company's Option Plan is structured so that any compensation deemed paid to an executive officer in connection with the exercise of option grants made under the Option Plan will qualify as performance-based compensation which will not be subject to the $1.0 million limitation. Because it is very unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1.0 million limit, the Committee has decided at this time not to take any other action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Committee will reconsider this decision should the individual compensation of any executive officer ever approach the $1.0 million level.

                                            COMPENSATION COMMITTEE

                                            Steven J. Hamerslag
                                            R. Judd Jessup
                                            Jeffrey J. Michael


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Michael is a member of the Compensation Committee, is the President and Chief Executive Officer of Corstar, a beneficial owner of more than 10% of the Company's outstanding Common Stock. No member of the Compensation Committee is a former or current officer of the Company.

STOCK PERFORMANCE GRAPH*

The graph depicted below shows the Company's stock price at March 31, 1995 assuming an initial investment of $100 and at March 31, 1996, 1997, 1998, 1999 and 2000, along with the Company's self-determined peer group index consisting of composite prices of the companies listed below ("Peer Group") and the Nasdaq Health Services Index over the same period. The data depicted on the graph are as set forth in the chart below the graph. An initial investment of $100 in the peer group on March 31, 1995 would be $133.93 as of March 31, 2000.


                            STOCK PERFORMANCE GRAPH



                              [PERFORMANCE GRAPH]



                                  March 31,        March 31,        March 31,        March 31,       March 31,       March 31,
                                    1995            1996              1997             1998            1999            2000
                                  ---------        ---------        ---------        ---------       ---------       ----------
CorVel Corporation                 100.00           123.89            88.50           140.71          126.55           184.07

Peer Group                         100.00           212.21           120.82           202.51          116.42           133.93

Nasdaq                             100.00           120.76           107.96           130.16           90.04           83.89
Health Services Index

Companies in the Peer Group are as follows: Core, Inc, First Health Group Corp., Healtheon/WebMD Corp., HNC Software Inc., Healthplan Services Corp., Health Risk Management and Medical Control, Inc.



----------------
*The material in this report is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

The following table sets forth the compensation earned by the Company's Chief Executive Officer and each of the other executive officers whose total cash salary and bonus for fiscal year 2000 exceeded $100,000 (the "Named Executive Officers") for the three fiscal years ended March 31, 1998, 1999, and 2000. No other executive officer who would otherwise have been included in such table on the basis of salary and bonus earned for the 2000 fiscal year resigned or terminated employment during fiscal year 2000.

                           SUMMARY COMPENSATION TABLE

                                             ANNUAL COMPENSATION                         LONG-TERM COMPENSATION
                                    ------------------------------------      ------------------------------------------
NAME OF INDIVIDUAL                  FISCAL                                    SECURITIES UNDERLYING         ALL OTHER
AND PRINCIPAL POSITION               YEAR       SALARY(1)         BONUS          OPTIONS GRANTED         COMPENSATION(2)
----------------------              ------      ---------        -------      ---------------------      ---------------
V. GORDON CLEMONS .............      2000        $250,000        $    --                 --                   $  991
  Chief Executive Officer            1999        $250,000        $    --                 --                   $  890
                                     1998        $250,000        $    --                 --                   $1,079
DANIEL H. DAVIS ..............
  Vice President, Marketing          2000        $178,333        $35,416                 --                   $1,273
  & Business Development             1999        $174,500        $40,020              3,000                   $1,273
                                     1998        $167,666        $33,175                 --                   $1,597
LOUIS E. SILVERMAN ...........
  Chief Operations Officer           2000        $200,000        $92,787             18,000                   $  940
                                     1999        $183,750        $66,065             21,000                   $  817
                                     1998        $176,666        $39,281             19,000                   $  809


-------------------
(1) Includes employee contributions to the Company's 401(k) Plan.

(2) "All Other Compensation" represents amounts contributed by the Company to the Company's 401(k) Plan which match the Named Executive Officer's deferred contribution to such Plan and annual premiums paid by the Company on behalf of each Named Executive Officer for the purchase of group term life insurance in an amount equal to such executive officer's annual salary as follows:


                                                                                      COMPANY-PAID
                                                            401(k) COMPANY           LIFE INSURANCE
                                       FISCAL YEAR           CONTRIBUTIONS              PREMIUMS
                                       -----------         ----------------          --------------
V. GORDON CLEMONS ................        2000                  $  601                    $390
                                          1999                  $  500                    $390
                                          1998                  $  683                    $396

DANIEL H. DAVIS ..................        2000                  $1,000                    $278
                                          1999                  $1,000                    $273
                                          1998                  $1,297                    $300

LOUIS E. SILVERMAN ...............        2000                  $  628                    $312
                                          1999                  $  528                    $289
                                          1998                  $  533                    $276

STOCK OPTIONS

The following table provides information with respect to stock option grants made during fiscal year 2000 to the Named Executive Officers. No options were granted during such fiscal year to the Chief Executive Officer or Vice President, Marketing & Business Development. Except for the limited stock appreciation rights described in footnote 1 below the table, no stock appreciation rights were granted during such fiscal year to the Named Executive Officers.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                 POTENTIAL REALIZABLE
                NUMBER OF                                                                          VALUE AT ASSUMED
                SECURITIES                PERCENT OF TOTAL      AVERAGE                       ANNUAL RATE OF STOCK PRICE
                UNDERLYING               OPTIONS GRANTED TO   EXERCISE OR                    APPRECIATION FOR OPTION TERM
                 OPTIONS       GRANT        EMPLOYEES IN       BASE PRICE    EXPIRATION      ----------------------------
 NAME          GRANTED (1)      DATE       FISCAL YEAR(2)     ($/SHARE)(3)      DATE           5% (4)           10% (4)
 ----          -----------    --------   ------------------   ------------   ----------      ----------       -----------
 LOUIS E.         5,000        5/6/99          3.10%            $18.086        5/6/04        $24,984.14       $55,208.42
 SILVERMAN        4,000        8/5/99          2.48%            $22.250        8/5/04        $24,589.06       $54,335.39
                  4,000       11/18/99         2.48%            $20.500        11/4/04       $22,473.38       $49,614.28
                  5,000        3/7/00          3.10%            $23.625        3/3/05        $32,555.17       $71,917.89


(1) Each Option will become exercisable for 25% of the option shares one year from the grant date and thereafter the remaining shares become exercisable in 36 equal monthly installments. To the extent not already exercisable, the options generally become exercisable upon a sale of assets, a merger or consolidation pursuant to which either (i) the Company does not survive or (ii) ownership of more than 50% of the voting power of the Company's stock is transferred, unless the option is assumed or replaced with a comparable option by the successor corporation. The options are also subject to "limited stock appreciation rights" pursuant to which the options, to the extent exercisable and outstanding for at least six months at the time of certain hostile tender offers in which more than 50% of the shares acquired are acquired from parties other than directors and executive officers of the Company, will automatically be canceled in return for a cash payment to the optionee based upon the tender-offer price of the Common Stock subject to that option. Each option has a maximum term of five years subject to earlier termination in the event of the optionee's cessation of employment with the Company.

(2) The Company granted options to purchase a total of 161,200 shares of Common Stock during fiscal year 2000.

(3) The exercise price may be paid in cash, in shares of the Company's Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares and the Federal and state income tax liability incurred by the optionee in connection with such exercise. The Plan Administrator has the discretionary authority to reprice outstanding options under the Option Plan through the cancellation of those options and the grants of replacement options with an exercise price equal to the lower fair market value of the option shares on the regrant date.

(4) These gains are based on annual compounded rates of growth of stock price mandated by the SEC of 5% and 10% per year from the date the option was granted over the full option term. These rates do not represent the Company's estimate or projection of future Common Stock prices. There is no assurance that the values that may be realized by a Named Executive Officer on exercise of his options or any other holder of the Company's Common Stock will be at or near the value estimated in the foregoing table.

STOCK OPTION EXERCISES AND HOLDINGS

The following table provides information with respect to the Named Executive Officers concerning the exercise of options during the 2000 fiscal year and unexercised options held as of the end of such fiscal year. No stock appreciation rights were exercised during the 2000 fiscal year and except for the limited stock appreciation rights described in footnote 1 to the table above, no stock appreciation rights were outstanding at the end of such fiscal year. Mr. Clemons did not exercise any options during the 2000 fiscal year and did not hold any unexercised options as of the end of such fiscal year.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                           NUMBER OF SECURITIES      NET VALUE OF UNEXERCISED IN-THE-MONEY
                                       VALUE REALIZED     UNDERLYING UNEXERCISED           OPTIONS AT FISCAL YEAR-END
                                       (MARKET PRICE         OPTIONS AT FISCAL         (MARKET PRICE OF SHARES AT FISCAL
                       NO. OF SHARES    AT EXERCISE           YEAR-END 2000          YEAR-END ($26.00) LESS EXERCISE PRICE)
                        ACQUIRED ON    LESS EXERCISE   ---------------------------   --------------------------------------
NAME                      EXERCISE         PRICE)      EXERCISABLE   UNEXERCISABLE      EXERCISABLE       UNEXERCISABLE
----                   -------------   --------------  -----------   -------------      -----------       -------------
DANIEL H. DAVIS            18,000         $216,875        22,876         44,124          $257,077            $544,798

LOUIS E. SILVERMAN         16,000         $143,438        51,460         50,540          $543,554            $393,641


EMPLOYMENT AGREEMENTS

On January 26, 1988, the Company and North Star entered into an employment agreement with Mr. Clemons. The agreement became effective on February 15, 1988 and has an indefinite term. The agreement provides Mr. Clemons with an annual salary of $250,000, payable in semi-monthly installments. Mr. Clemons may terminate the agreement at any time on four months notice and the Company may terminate the agreement with or without cause. If Mr. Clemons is terminated without cause, the Company is required to pay Mr. Clemons his then current salary for one year after such termination, less any other employment compensation received by Mr. Clemons during such one year period.

                              CERTAIN TRANSACTIONS

STOCK REPURCHASE PROGRAM

In August 1996, the Company's Board authorized the Company to begin a repurchase program to acquire shares of its Common Stock. The shares are purchased from time to time at prevailing market prices through open market or unsolicited negotiated transactions, depending upon market conditions. From time to time, the Board has approved expansions of the program, increasing the total number of shares approved for repurchase to 3,400,000 shares. Since the beginning of this plan, CorVel has repurchased approximately 2,428,840 Common Shares, equal to 24% of its outstanding stock.

              ANNUAL REPORT ON FORM 10-K AND STOCKHOLDER PROPOSALS
                           FOR THE 2001 ANNUAL MEETING

A copy of the Annual Report on Form 10-K of the Company for the fiscal year ended March 31, 2000 has been mailed concurrently with this Proxy Statement. The Annual Report is not incorporated into this Proxy Statement, is not considered "soliciting material", is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act.

A stockholder who intends to present a proposal at the Company's 2001 Annual Meeting of Stockholders must submit such proposal to the Company for inclusion in the Company's 2001 Proxy Statement and proxy card relating to such meeting not later than March 2, 2001. Stockholder proposals must be mailed to the Company's principal office at 2010 Main Street, Suite 1020, Irvine, California 92614, Attention: Secretary.

                              COSTS OF SOLICITATION

Proxies will be solicited by mail and by telephone by regular employees of the Company without additional remuneration. The Company will request banks, brokerage houses and other institutions to forward the soliciting material to persons for whom they hold shares and to obtain authorization for the execution of proxies. The Company will reimburse banks, brokerage houses and other institutions for their reasonable expenses in forwarding the Company's proxy materials to beneficial owners of the Common Stock. All costs associated with the solicitation of proxies will be borne by the Company. Proxies in the accompanying form which are properly executed, duly returned to the Company's management and not subsequently revoked will be voted as specified thereon.


                                            By Order of the Board of Directors
                                            Richard J. Schweppe
                                            Secretary

July 7, 2000
Irvine, California

                            CORVEL CORPORATION PROXY

                 ANNUAL MEETING OF STOCKHOLDERS, AUGUST 3, 2000
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on August 3, 2000 and the accompanying Proxy Statement, and appoints V. Gordon Clemons and Jeffrey J. Michael, or either of them, the proxy of the undersigned, with full power of substitution, to vote all shares of the Common Stock of CorVel Corporation which the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the Annual Meeting of Stockholders of CorVel Corporation to be held at 2010 Main Street, Suite 1020, California, on Thursday, August 3, 2000 at 1:00 p.m. Pacific Daylight Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this proxy shall be voted in the following manner:

1. To elect the following directors to serve for a term of one year.

                 V. Gordon Clemons    FOR  [ ]      WITHHOLDING
                 AUTHORITY  [ ]
                 Peter E. Flynn       FOR  [ ]      WITHHOLDING
                 AUTHORITY  [ ]
                 Steven J. Hamerslag  FOR  [ ]      WITHHOLDING
                 AUTHORITY  [ ]
                 R. Judd Jessup       FOR  [ ]      WITHHOLDING
                 AUTHORITY  [ ]
                 Jeffrey J. Michael   FOR  [ ]      WITHHOLDING
                 AUTHORITY  [ ]

2. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for fiscal 2001.

                  FOR  [ ]      AGAINST  [ ]      ABSTAIN  [ ]
    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES AND THE PROPOSALS SET FORTH ABOVE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED ABOVE. THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED ABOVE AND FOR PROPOSAL 2 IF NO SPECIFICATION IS MADE.

                                                      Dated:

                                                         (Print name(s) as it
                                                         (they) appear(s) on
                                                             certificate)

                                                      (Authorized Signature(s))

                                                      Please print the name(s)
                                                      appearing on each share
                                                      certificate(s) over which
                                                      you have voting authority.

  PLEASE RETURN YOUR EXECUTED PROXY TO U.S. STOCK TRANSFER CORPORATION IN THE
              ENCLOSED SELF-ADDRESSED, POSTAGE PRE-PAID ENVELOPE.